Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this combined Proxy Statement/Prospectus constituting parts of the Registration Statement on Form N-14 of our reports dated February 15, 2007, relating to the financial statements and financial highlights, which appears in the December 31, 2006 Annual Report to Shareholders of Small Cap Core I Portfolio and Small Cap Core II Portfolio (two of the portfolios comprising Credit Suisse Trust), which appear in such Registration Statement.  We also consent to the references to us under the headings “Financial Statements”, “Experts”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP
Baltimore, Maryland
March 23, 2007